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                                                                  Exhibit 23.2

                      CONSENT OF INDEPENDENT ACCOUNTANTS


   We consent to the incorporation by reference in the registration statement on Amendment No. 2 to Form S-4 (File Numbers 333-31827 and 333-31827-01) related to the Prospectus of National City Corporation and National City Capital Trust I for the offer to exchange $500,000,000 of its Reset Asset Capital Securities for any and all of the outstanding Reset Asset Capital Securities of National City Capital Trust I, of our report dated January 17, 1996, on our audits of the consolidated financial statements and financial statement schedules of Integra Financial Corporation and subsidiaries as of December 31, 1995 and for the years ended December 31, 1995 and 1994. We also consent to the reference to our firm as "Experts."

Pittsburgh, Pennsylvania
September 29, 1997

                                                           COOPERS & LYBRAND LLP